WALGREENS BOOTS ALLIANCE, INC.
EXECUTIVE SEVERANCE AND CHANGE IN CONTROL PLAN
AMENDED AND RESTATED EFFECTIVE AUGUST 6, 2019

		Page
10.10	Non-Alienation of Benefits	14
10.11	Tax Matters	14
10.12	Clawback Policy	15
10.13	Governing Law	15
10.14	Severability	15

ARTICLE I
Statement of Purpose and Effective Date
1.01    Background. Walgreen Co. (“Walgreens”), an Illinois corporation, previously established the Walgreen Co. Executive Severance and Change in Control Plan (the “Plan”). On December 31, 2014, a reorganization of Walgreens into a holding company structure (the “Reorganization”) was completed. Pursuant to the Reorganization, Walgreens became a wholly owned subsidiary of a new Delaware corporation named Walgreens Boots Alliance, Inc. (the “Company”). In connection with the Reorganization, the Plan was assumed by the Company and the Plan was amended and restated effective as of December 31, 2014, in order to reflect such assumption. The Plan, as set forth herein, is hereby amended and restated, effective as of August 6, 2019.
1.02    Purpose. The Plan is intended to encourage and motivate key employees to devote their full attention to the performance of their assigned duties without the distraction or concerns regarding their involuntary termination of employment. The Company believes that it is in the best interests of key employees of the Employers and the shareholders of the Company to provide financial assistance through severance payments and other benefits to eligible key employees who are involuntarily terminated. To the extent the Plan provides deferred compensation it is an unfunded plan primarily for the purposes of providing deferred compensation for a select group of management or highly compensated employees.
1.03    Effective Date. This Plan became effective as of January 1, 2013 (the “Effective Date”).
ARTICLE II
Definitions
When used in this Plan, the terms specified below have the following meanings:
2.01    “Accrued Annual Incentive” means the amount of any annual incentive earned in a year ended before the Termination Date, but not yet paid to a Participant as of the Termination Date, other than amounts that he or she has elected to defer or that have been automatically deferred.
2.02    “Accrued Base Salary” means the amount of a Participant’s Base Salary that is accrued but unpaid as of the Termination Date, other than amounts that he or she has elected to defer.
2.03    “Accrued Obligations” means, as of any date, the sum of a Participant’s Accrued Base Salary, Accrued Annual Incentive, any accrued but unpaid PTO, vacation pay, unreimbursed expenses for which proper documentation is provided, and any other vested amounts and benefits that are to be paid or provided to the Participant by the Company under the Company’s plans (other than this Plan and other than any Section 409A Deferred Compensation), but which have not yet been paid or provided (as applicable).
2.04    “Affiliate” means any person with whom the Company would be considered a single employer under Sections 414(b) and 414(c) of the Code and Treas. Reg. §1.409A-3(i)(5)(ii), except that in applying Sections 1563(a)(1), (2), and (3) of the Code for purposes of determining a controlled group of corporations under Section 414(b) of the Code; the language “at least 50 percent” shall be used instead of “at least 80 percent” in each place it appears in Sections 1563(a)(1), (2), and (3) of the Code, and in applying Treas. Reg. § 1.414(c)-(2) for purposes of determining a controlled group of trades or businesses under Section 414(c) of the Code, the language “at least 50 percent” shall be used instead of “at least 80 percent” in each place it appears in Treas. Reg. § 1.414(c)-(2). Notwithstanding the foregoing, where justified by legitimate business criteria as determined by the Committee in its sole discretion, “at least 20 percent” shall be substituted for “at least 50 percent” in the preceding sentence in determining whether a Participant has a Termination of Employment.
2.05    “Base Salary” means an Employee’s annual rate of salary as of any date.
2.06    “Board” means the Board of Directors of the Company or, from and after a Change in Control that gives rise to a surviving corporation to the Company, the Board of Directors of such surviving corporation.

2.07    “Cause” with respect to a Participant shall mean any one or more of the following, as determined by the Committee or its delegate in its sole discretion:
(a)    a Participant’s commission of a felony or any crime of moral turpitude;
(b)    a Participant’s dishonesty or material violation of standards of integrity in the course of fulfilling his or her employment duties to his or her Employer, the Company or any Affiliates;
(c)    a material violation of a material written policy of the Company or his or her Employer or any Affiliate, the violation of which would be grounds for immediate termination under the applicable policy;
(d)    willful and deliberate failure on the part of the Participant to perform his or her employment duties to his or her Employer, the Company or any Affiliates in any material respect, after reasonable notice of such failure and an opportunity to correct it; or
(e)    failure to comply in any material respect with any applicable legal or regulatory requirements, including, but not be limited to, the Foreign Corrupt Practices Act, the securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, and the Truth in Negotiations Act, or any rules or regulations thereunder.
2.08    “CEO” means the Chief Executive Officer of the Company.
2.09    “Change Date” means the first date on which a Change in Control occurs before the termination of the Plan.
2.10    “Change in Control” means an event that meets the conditions for a “change in the ownership of a corporation” (within the meaning of Section 409A of the Code and Treas. Reg. §1.409A-3(i)(5)(v)), a “change in the effective control of a corporation” (within the meaning of Section 409A of the Code and Treas. Reg. §1.409A-3(i)(5)(vi)(A)) or a “change in the ownership of a substantial portion of a corporation’s assets” (within the meaning of Section 409A and Treas. Reg. §1.409A-3(i)(5)(vii)) through being one or more of the following:
(a)    any one person, or more than one person acting as a group other than an employee benefit plan (or related trust) of the Company or the Company or a subsidiary (collectively "Excluded Persons"), acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company;
(b)    any one person, or more than one person acting as a group (other than any Excluded Person), acquires (or has acquired during the twelve (12)-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company that, constitutes thirty percent (30%) or more of the total fair market value or total voting power of the stock of the Company; or
(c)    any one person, or more than one person acting as a group, (other than any Excluded Person) acquires (or has acquired during the twelve (12)-month period ending on date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all the assets of the Company immediately before such acquisition or acquisitions; or
(d)    a majority of members of the Company’s Board is replaced during any twelve (12)-month period by Directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board before the date of the appointment or election.

Notwithstanding subsections (a) through (d), there shall not be a Change in Control if any of the foregoing events occurs, and immediately following such event: (1) all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the outstanding common stock $0.01 par value of the Company and any other equity securities of the Company that may be substituted or resubstituted for such stock ("Common Stock") and outstanding Company voting securities immediately prior to such corporate transaction will beneficially own, directly or indirectly, more than fifty percent (50%) of, respectively, the outstanding shares of Common Stock, and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such event (including, without limitation, a corporation which as a result of such event owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such event, of the outstanding Company Common Stock and outstanding Company voting securities, as the case may be; (2) no person (other than an Excluded Person or such corporation resulting from such event) will beneficially own, directly or indirectly, thirty percent (30%) or more of, respectively, the outstanding shares of common stock of the corporation resulting from such event or the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors, except to the extent that such ownership existed prior to the event; and (3) individuals who were members of the incumbent Board at the time of the Board's approval of the execution of the initial agreement providing for such corporate transaction will constitute at least a majority of the members of the board of directors of the corporation resulting from such corporate transaction.
2.11     “Code” means the Internal Revenue Code of 1986, as amended. Reference to any provision of the Code or regulation thereunder, shall include any successor provision and any regulations and other applicable guidance or pronouncement of the Internal Revenue Service or the Department of the Treasury, and applicable case law relating to such Section of the Code.
2.12    “Committee” means the Compensation and Leadership Performance Committee of the Board. To the extent the Committee has delegated authority to another person or persons the term “Committee” shall refer to such other person or persons.
2.13    “Company” means Walgreens Boots Alliance, Inc. and any successor thereto.
2.14    “Disability” means the Participant has become disabled as provided in the long-term disability plan of the Company or an Affiliate applicable to the Participant (or which would be applicable if the Participant elected coverage under such plan).
2.15     “Effective Date” is defined in Section 1.02.
2.16    “Employee” means an individual who is designated as an employee of an Employer on the records of such Employer.
2.17    “Employer” means each of the Company and any Affiliate based in the U.S., except to the extent all Employees of any such Affiliate are excluded from Plan participation at the direction of the Committee or its delegate. The term “Employer” includes any successor to the Company or any other Employer.
2.18    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended. Reference to any provision of ERISA shall also include any successor provision and regulations and others applicable guidance or pronouncement of a federal regulatory agency and applicable case law relating to such provision.
2.19    “Exchange Act” means the Securities Exchange Act of 1934.
2.20    “Good Reason” means any one or more of the following actions or omissions occurring during the Post-Change Period and for which Notice of Termination is given during the Post-Change Period:
(i)    a material reduction in the Participant’s base compensation;

(ii)    requiring the Participant to be based at any office or location more than 50 miles from the pre-Change Date location and also farther from the Participant’s residence than the pre-Change Date location;
(iii)    any material diminution in the Participant’s authority, duties or responsibilities;
(iv)    any material breach of this Plan by any Employer or the Committee;
provided that, in order for there to be a Termination of Employment by a Participant for Good Reason, the Participant must notify the Participant’s Employer of the event constituting such Good Reason within 90 days of the occurrence of such event, by a Notice of Termination that sets forth in reasonable detail the specific facts and circumstances claimed to provide a basis for such Good Reason termination. The Employer must have failed to cure the event constituting Good Reason within 30 days following receipt of the Notice of Termination and the Participant must terminate employment within five days after the lapse of the cure period if no cure is effected. A delay in the delivery of such Notice of Termination or in the Termination of Employment after the lapse of the cure period shall waive the right of the Participant under this Plan to terminate employment for Good Reason.
2.21    “Including” means including without limitation.
2.22    “Involuntary Termination” means the Termination of Employment of a Participant (a) initiated by the Employer other than for Cause or Disability, and (b) for a reason other than death. During the Post-Change Period, a Termination of Employment initiated by the Participant for Good Reason shall also be an Involuntary Termination. For avoidance of doubt, a Participant shall not have an Involuntary Termination of Employment if he or she (i) voluntarily resigns or retires; (ii)has a Termination of Employment because of death or Disability; or (iii) on, before the Termination of Employment (other than a Termination of Employment during the Post-Change Period), is offered employment or re-employment with the Company or an Affiliate or any successor to all or a portion of the business of the Company or Affiliate on terms and conditions substantially similar to the terms and conditions of his or her employment before his or her Termination of Employment.
2.23    “Notice of Termination” means a notice of termination delivered by the Company to a Participant or by a Participant to the Company, and which, if the Termination Date is other than the date of receipt of such Notice of Termination (and is not determined under Section 2.34(a) or (b)), the Termination Date.
2.24    “Participant” means an Employee who is eligible or otherwise selected to participate in the Plan in accordance with its terms and whose participation has not been terminated pursuant to Section 3.04.
2.25    “Plan” means this Walgreens Boots Alliance, Inc. Executive Severance and Change in Control Plan, as set forth herein and as from time to time amended.
2.26    “Plans” means plans, programs, or Policies of the Company or the Employer that employs a Participant.
2.27    “Policies” means policies, practices or procedures of the Company or the Employer that employs a Participant.
2.28    “Post-Change Period” means the period beginning on the Change Date and ending on the first anniversary of the Change Date.
2.29    “Pro-rata Annual Incentive” means, in respect of an Employer’s fiscal year during which the Termination Date occurs, an amount equal to the product of (a) (i) in the case of a Termination Date before the Change Date, the actual annual incentive the Participant would have been paid if he or she remained employed on the payment date applicable to then-current employees, and (ii) in the case of a Termination Date on or after the Change Date or in situations where calculation of the Participant’s actual annual incentive is impracticable, the Participant’s Target Annual Incentive (determined as of the Termination Date) multiplied by (b) a fraction, the numerator of which equals the number of days from and including the first day of such fiscal year through and including the Termination Date, and the denominator of which equals 365.
2.30     “ Intentionally Omitted”.
2.31    “Section 409A Deferred Compensation” means a deferral of compensation that is subject to (and not otherwise exempt from) the requirements of Section 409A of the Code.
2.32    “Severance Multiple” and “Severance Period” mean:
(a)    for a Tier I Participant, for a Termination Date occurring before the Change Date or after the Post-Change Period, and for a Tier II Participant, for a Termination Date occurring before, on or after the Change Date:

Title/Benefit Indicator	Severance Multiple	Severance Period
CEO	2.0x	24 months
COO, EVP	2.0x	24 months
SVP	1.0x	12 months
VP Level 5	1.0x	12 months
VP Levels 6-7	0.5x	6 months
Level 8 (Sr. Director or its equivalent)	0.5x	6 months

(b)    for a Tier I Participant, for a Termination Date occurring during the Post-Change Period:

Title/Benefit Indicator	Severance Multiple	Severance Period
CEO	2.5x	30 months
COO, EVP,	2.5x	30 months
SVP	2.5x	30 months
VP Levels 5 -7	2.0x	24 months
Level 8 (Sr. Director or its equivalent)	1.0x	12 months

(c)    Notwithstanding the foregoing, if on the Termination Date the Company or a Participant’s Employer maintains a generally applicable severance arrangement for a broad-based group of employees with a formula that would provide severance benefits to an Participant in a greater amount than results from the application of the Severance Multiple shown above, the amount paid to such Participant under this Plan shall be adjusted so that it is not less than the amount that would be paid under such generally applicable severance arrangement. Such adjusted amount shall be paid at the time and in the form of payment in Section 4.01(a)(iii).
2.33    “Target Annual Incentive”, as of any date, means the amount equal to the product of a Participant’s Base Salary multiplied by the percentage of such Base Salary to which such Participant would be entitled as an annual incentive, based on the terms in effect on such date under any annual incentive plans for the performance period for which the annual incentive is awarded if the performance goals established pursuant to such bonus plan were achieved at the 100% (target) level as of the end of the performance period, but disregarding any reduction in Target Annual Incentive that would constitute Good Reason.
2.34    “Termination Date” means the effective date of the Participant’s termination of employment from his or her Employer, as designated by the Employer (or by the Participant in the case of termination for Good Reason), in all cases consistent with the remaining terms and conditions of this Plan; provided, however, that:

(a)    if the Participant’s employment is terminated by reason of death, the Termination Date shall be the date of the Participant’s death; and
(b)    If the Participant’s employment is terminated by reason of Disability, the Termination Date shall be the date regularly applied by the Company’s Human Resource function to terminations of employment for Disability; which is generally one year after the commencement of leave of absence due to the Disability.
2.35     “Termination of Employment” means in respect of a Participant, a termination of employment as determined by the Committee; provided, however, that with respect to payment of any Section 409A Deferred Compensation, “Termination of Employment” shall mean “separation from service” within the meaning of Section 409A of the Code.
2.36    “Tier I Participant” means, unless otherwise designated by the Committee before the Change Date, a Participant who, on the Termination Date, is classified in a VP level 7 position or above (or its equivalent) under the employment level categories regularly applied by the Company’s Human Resource function (but disregarding any reduction to a lower employment level category after the Change Date that would constitute Good Reason).
2.37    “Tier II Participant” means, unless otherwise designated by the Committee, a Participant who, on the Termination Date, is classified below a VP level 7 position (or its equivalent) under the employment level categories regularly applied by the Company’s Human Resource function.
ARTICLE III
Participation and Eligibility for Benefits
3.01    Eligibility.
(a)    An employee is eligible for participation in this Plan if the Employee is in one of the position categories listed in Section 2.32 above (as determined under the customary practices of the Company’s Human Resource function) and is employed by an Employer; provided that the Committee may determine in its discretion that an Employee who would otherwise be eligible based on the above shall not be eligible to participate in this Plan. The Committee in its discretion may also designate selected Employees who are not in one of the position categories listed in Section 2.32 to be eligible to participate in this Plan by written notice to any such Employee.
(b)    Notwithstanding subsection (a), any individual who is or becomes a party to an agreement between the individual and an Employer or a participant in a severance plan offered by such Employer (collectively, “Employment Agreement”) that provides for severance payments upon Termination of Employment (either before or after a Change in Control) shall not be eligible to become (or remain) a Participant in this Plan.
(c)    As a condition to becoming a Participant, an Employee must first agree to restrictive covenants that are applicable to such Employee’s position level, in such form as the Company may require, whether or not the Employee becomes eligible for benefits under Article IV or Article V.
3.02    Participation. Except as provided in Section 3.01(b), each eligible Employee shall become a Participant in the Plan on the first date (not earlier than the Effective Date) on which he or she is an eligible Employee described in Section 3.01 and satisfies the other requirements of this Article III.
3.03    Eligibility for Benefits A Participant becomes eligible for benefits under the Plan if the Participant has an Involuntary Termination. A Tier I Participant also becomes eligible for benefits under the Plan if the Participant has a Termination of Employment for Good Reason within one year after the Change Date.
3.04    Termination of Participation. If before the Termination Date a Participant is demoted below the minimum position category listed in Section 2.32 (disregarding in the case of a Tier I Participant any demotion after the Change Date that would constitute Good Reason), such Participant shall thereupon cease to be a Participant as of the date of demotion. If upon Termination of Employment the Participant has not become eligible for a benefit under Article IV, his or her status as a Participant shall cease upon the Termination Date. Any determination as to a termination of Participation under this Section 3.04 shall be made by the Committee (or by the independent members of the Board upon the recommendation of the Committee in the case of a determination regarding the CEO).
ARTICLE IV
General Obligations of the Employer Upon Involuntary Termination
4.01    Involuntary Termination. If a Participant has an Involuntary Termination pursuant to a Notice of Termination given outside of a Post-Change Period, then unless Article V applies, the Employer’s sole obligations to such Participant under the Plan shall be as follows:
(a)    The Employer shall pay the Participant the following:
(i)    all Accrued Obligations;
(ii)    subject to Section 9.01, the Participant’s Pro-rata Annual Incentive, reduced (but not below zero) by the amount of any Annual Incentive paid to the Participant with respect to the Employer’s fiscal year during which the Termination Date occurs (for example, if the Annual Incentive is paid quarterly); the Pro-rata Annual Incentive shall be paid at the same time and in the same form as the Annual Incentives for such fiscal year are paid to ongoing employees; but no later than two and one-half months after the last day of the fiscal year in which the Termination Date occurs; and
(iii)    subject to Section 9.01, an amount equal to the sum of the Participant’s Base Salary and Target Annual Incentive, each determined as of the Termination Date, multiplied by the applicable Severance Multiple (the “Severance Payment”). The Severance Payment shall be paid in the form of salary continuation unless the Termination Date occurs in the Post-Change Period, in which event the Severance Payment shall be paid in a single lump sum. The Severance Payment shall begin (or be made) no more than sixty days after the Termination Date, provided the applicable revocation period for the release required by Section 9.01 has expired at that time, and subject to Section 10.11(c) and Section 10.11(e). Severance Payments in the form of salary continuation payments shall be made in accordance with the Employer’s regular payroll schedule beginning with the first regularly scheduled payroll date after the Termination Date; provided, however, that any Severance Payment or Payments (whether in the form of salary continuation or in a lump sum) that is or are delayed as required by Section 10.11(c) or Section 10.11(e) or to allow for the lapse of the applicable revocation period for the release required by Section 9.01 shall be accumulated without interest and paid on the first date on which payment is permitted under by Section 10.11(c) or Section 10.11(e) or after lapse of the applicable revocation period required by Section 9.01. The amount of each salary continuation payment shall be determined by dividing the Severance Payment by the number of regularly scheduled payroll periods in the Severance Period (determined without regard to any delays required by Section 10.11(c) or Section 10.11(e) or the applicable revocation period under Section 9.01.
(b)    The Employer shall provide for Post-Termination of Employment nonqualified deferred compensation benefits, equity awards, and employee welfare benefits pursuant to the terms of the respective Plans and Policies under which such post-Termination of Employment benefits, awards and welfare benefits, if any, are provided, except as provided in (c) below.
(c)    Subject to Section 9.01, if the Participant timely elects post-termination continuation coverage under Section 4980 of the Code (“COBRA”) with respect to medical, vision, prescription and/or dental coverage, then the Employer shall reimburse the Participant (or pay the provider directly) for the premiums for such COBRA coverage for the Participant and his or her eligible dependents during the applicable Severance Period to the extent such premiums exceed the premiums payable for similar employer-provided coverage by active employees. There shall be no reimbursement (or direct payment) of such premiums by the Employer for any COBRA coverage extending beyond the end of the Severance Period. Notwithstanding the forgoing, such reimbursement (or direct payment) shall cease if and when the Participant becomes eligible for medical, vision, prescription or dental coverage, respectively, from a subsequent employer, or for Medicare, or if the Participant’s COBRA coverage otherwise ends.
4.02    Termination for Any Other Reason. If a Participant has a Termination of Employment for any reason other than as described in Section 4.01 (including termination by the Employer for Cause, termination by the Employee whether or not for Good Reason (including due to retirement), termination by the Employer or the Employee for Disability, , or termination on account of death), then, unless Article V applies, the Employer’s sole obligations to such Participant under the Plan shall be to pay the Participant all Accrued Obligations determined as of the Termination Date.
ARTICLE V
Obligations of the Employer on Involuntary Termination of
Certain Participants in the Post-Change Period
5.01    Application. During the Post-Change Period a Tier I Participant shall be entitled to benefits under this Article V in lieu of benefits under Article IV.
5.02    Involuntary Termination in the Post-Change Period. If a Tier I Participant has an Involuntary Termination (including a Termination of Employment for Good Reason) for which a Notice of Termination is given during the Post-Change Period, then the Employer’s sole obligations to such Participant under the Plan shall be as follows:
(a)    The Employer shall pay the Participant the following:
(i)    all Accrued Obligations;
(ii)    subject to Section 9.01, the Participant’s Pro-rata Annual Incentive, reduced (but not below zero) by the amount of any Annual Incentive paid to the Participant with respect to the Employer’s fiscal year during which the Termination Date occurs (for example, if the Annual Incentive is paid quarterly); and
(iii)    subject to Section 9.01, an amount equal to the sum of the Participant’s Base Salary and Target Annual Incentive, each determined as of the Termination Date, multiplied by the applicable Severance Multiple (“Post-Change Severance Payment”); provided, however, that any reduction in the Participant’s Base Salary or Target annual incentive that would qualify as Good Reason shall be disregarded for this purpose.
The amount described in Section 5.01(a)(ii) and the Post-Change Severance Payment shall be paid in a lump sum payment no more than sixty days after the Termination Date, provided the applicable revocation period required for the release under Section 9.01 has expired at that time; and subject to Section 10.11(c) and Section 10.11(e), and provided further that if the Notice of Termination is given within the Post-Change Period, but the Termination Date occurs outside of the Post-Change Period, then the Post-Change Severance Payment shall be paid in the form of salary continuation payments, in accordance with Section 4.01(a)(iii).
(b)    Post-Termination of Employment non-qualified deferred compensation benefits, equity awards, and employee welfare benefits shall be provided pursuant to the terms of the respective Plans and Policies under which such post-Termination of Employment benefits, awards and welfare benefits, if any, are provided, except as provided in (c) below.
(c)    Subject to Section 9.01, if the Participant timely elects post-termination continuation coverage under COBRA with respect to medical, vision, prescription and/or dental coverage, then the Employer shall reimburse the Participant (or pay the provider directly) for the premiums for such COBRA coverage for the Participant and his or her eligible dependents during the applicable Severance Period to the extent such premiums exceed the premiums payable for similar employer-provided coverage by active employees. There shall be no reimbursement (or direct payment) of such premiums by the Employer for any COBRA coverage extending beyond the end of the Severance Period. Notwithstanding the forgoing, such reimbursement (or direct payment) shall cease if and when the Participant becomes eligible for medical, vision, prescription or dental coverage, respectively, from a subsequent employer, or for Medicare, or if the Participant’s COBRA coverage otherwise ends.
5.03    Termination on or After the Change Date for Any Other Reason. If a Participant has a Termination of Employment for which a Notice of Termination is given during the Post-Change Period, for any reason other than as described in Section 5.02 (including termination by the Employer for Cause, termination by the Employee other than for Good Reason (including due to retirement), termination by the Employer or the Employee for Disability, , or termination on account of death), then the Employer’s sole obligation to the Participant under this Plan shall be to pay the Participant all Accrued Obligations determined as of the Termination Date.
5.04    Limitation on Benefits.
(a)To the extent that any payment or distribution to or for the benefit of a Participant pursuant to the terms of this Plan or any other plan, arrangement or agreement with the Company, any of its affiliated companies, any person whose actions result in a change of ownership or effective control covered by Section 280G(b)(2) of the Code or any person affiliated with the Company or such person, whether paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise (the “Payments”) would be subject to the excise tax (the “Excise Tax”) imposed by Section 4999 of the Code, then the Company shall reduce the Payments to the amount that is (after taking into account federal, state, local and social security taxes at the maximum marginal rates, including any excise taxes imposed by Section 4999 of the Code) one dollar less than the amount of the Payments that would subject the Participant to the Excise Tax (the “Safe Harbor Cap”) if, and only if, such reduction would result in the Participant receiving a higher net after-tax amount. Unless a Participant shall have given prior written notice specifying a different order to the Company to effectuate the Safe Harbor Cap, the Payments to be reduced hereunder will be determined in a manner which has the least economic cost to the Participant and, to the extent the economic cost is equivalent, will be reduced in the reverse order of when the Payment would have been made to the Participant until the reduction specified herein is achieved. A Participant’s right to specify the order of reduction of the Payments shall apply only to the extent that it does not directly or indirectly alter the time or method of payment of any amount that is deferred compensation subject to (and not exempt from) Section 409A.
(b)All determinations required to be made under this Section 5.04, including whether and when the Safe Harbor Cap is required and the amount of the reduction of the Payments pursuant to the Safe Harbor Cap and the assumptions to be utilized in arriving at such determination, shall be made by a public accounting firm or other nationally recognized consulting firm with expertise in Section 280G of the Code that is retained by the Company as of the date immediately prior to the Change in Control (the “Calculating Firm”) which shall provide detailed supporting calculations both to the Company and the Participant within fifteen (15) business days of the receipt of notice from the Company or the Participant that there has been a Payment, or such earlier time as is requested by the Company (collectively, the “Determination”). All fees and expenses of the Calculating Firm shall be borne solely by the Company and the Company shall enter into any agreement requested by the Calculating Firm in connection with the performance of the services hereunder. The Determination by the Calculating Firm shall be binding upon the Company and the Participant. The Company shall bear and pay directly all costs and expenses incurred in connection with any contests or disputes with the Internal Revenue Service relating to the Excise Tax, and the Participant shall cooperate, to the extent his or her reasonable out-of pocket expenses are reimbursed by the Company, with any reasonable requests by the Company in connection with any such contests or disputes.
ARTICLE VI
Administration
6.01    The Company and Committee.

(a)    The Company shall have overall responsibility for the establishment, amendment and termination of the Plan. In carrying out its responsibilities hereunder, the Company shall act through the Committee (except with respect to the CEO, with respect to whom the Company shall act through the independent members of the Board). The Committee shall have, in its discretion, the responsibilities, duties, powers and authority, assigned to it in this Plan and any responsibilities, duties, powers and authority, under this Plan that are not specifically delegated to anyone else, including the following:
(i)    to determine which individuals shall be selected as Tier I Participants, and Tier II Participants.
(ii)    to decide on questions concerning the Plan and the eligibility of any Participant to participate in the Plan, including whether the Participant should remain (or become) a Participant;
(iii)    to determine the nature and timing of any Termination of Employment or the existence of Cause or Good Reason;
(iv)    subject to any limitations under the Plan or applicable law, to make and enforce such rules and regulations and prescribe the use of such forms as it shall deem necessary for the efficient administration of the Plan;
(v)    to require any person to furnish such information as it may request as a condition to receiving any benefit under the Plan;
(vi)    to compute or have computed the amount of benefits that shall be payable to any person in accordance with the provisions of the Plan;
(vii)    to construe and interpret the Plan and correct defects, supply omissions and reconcile inconsistencies in the Plan; and
(viii)    to make all other decisions and determinations (including factual determinations) as the Committee may deem necessary or advisable in carrying out its duties and responsibilities or exercising its powers.
If the CEO is a Participant, such duties, responsibilities and powers shall be exercised with respect to him or her by independent members of the Board, which shall be the Committee unless otherwise determined by the Board. Decisions of the Committee (or such other collection of independent members of the Board with respect to the CEO) shall be final, conclusive and binding on all persons interested in the Plan, including Participants, beneficiaries and other persons claiming rights from or through a Participant.
6.02    Delegation of Committee Authority. Except as otherwise determined by the Committee, the officers of the Company shall administer the routine, nondiscretionary functions necessary to carry out the operations of the Plan. The Committee may delegate to officers or employees of the Company, or committees thereof, the authority, subject to such terms as the Committee shall determine, to perform such other administrative functions and exercise such administrative powers and authority, as the Committee in its discretion may determine. Such delegation may be revoked at any time.
6.03    Advisors and Agents of the Committee. The Committee may (i) authorize one or more of its members or an agent to execute or deliver any instrument, and make any payment on its behalf and (ii) utilize and cause the Company to pay for the services of associates and engage accountants, agents, clerks, legal counsel, record keepers and professional consultants (any of whom may also be serving an Employer or another Affiliate of the Company) to assist in the administration of this Plan or to render advice with regard to any responsibility under this Plan.

6.04    Records and Reports of the Committee. The Committee or its delegate shall maintain records and accounts relating to the administration of the Plan.
6.05    Limitation of Liability; Indemnification. The members of the Board and the Committee, and the persons to whom they have delegated their authority, shall have no liability with respect to any action or omission made by them in good faith nor from any action made in reliance on (i) the advice or opinion of any accountant, legal counsel, medical adviser or other professional consultant or (ii) any resolutions of the Board certified by the secretary or assistant secretary of the Company. Each member of the Board, the Committee, and each employee to whom are delegated duties, responsibilities and authority with respect to the Plan shall be indemnified, defended, and held harmless by the Company and the Employers and their respective successors against all claims, liabilities, fines and penalties and all expenses (including but not limited to attorneys’ fees) reasonably incurred by or imposed on such member or employee that arise as a result of his actions or failure to act in connection with the operation and administration of the Plan, to the extent lawfully allowable and to the extent that such claim, liability, fine, penalty or expense is not paid for by liability insurance purchased by or paid for by the Company or an Employer. Notwithstanding the foregoing, the Company or an Employer shall not indemnify any person for any such amount incurred through any settlement or compromise of any action unless the Company or an Employer consent in writing to such settlement or compromise.
6.06    Plan Expenses. Expenses relating to the Plan before its termination shall be paid from the general assets of the Company or an Employer. Any individual who serves as a member of the Committee shall receive no additional compensation for such service.
6.07    Service in More than One Capacity. Any person or group of persons may serve the Plan in more than one capacity.
ARTICLE VII
Amendments; Termination
7.01    Amendment or Termination of the Plan. The Company by duly adopted resolution of the Board (or of the Committee, to the extent delegated by the Board) shall have the sole right to alter, amend or terminate this Plan in whole or in part at any time and to terminate the participation of any Employee; provided, however, that:
(i)    any adverse amendment or termination shall be effective only as to those Participants, if any, who have consented to such amendment or termination or who have received from the Company at least 12 months’ prior written notice (“Amendment Notice” or “Expiration Notice,” respectively) of such adverse amendment or termination that sets forth the date of termination or amendment (“Amendment Date” or “Expiration Date”), and
(ii)    no such Amendment Notice or Expiration Notice shall be effective as to any Participant if a Change Date occurs before the Amendment Date or Expiration Date specified in the Amendment Notice or Expiration Notice.
Any purported Plan termination or amendment in violation of this Section 7.01 shall be void and of no effect.
ARTICLE VIII
Claims Procedure
8.01    Filing a Claim.

(a)    No claim shall be required for benefit due under the Plan. Any individual eligible for benefits under this Plan who believes he or she is entitled to additional benefits or who desires to clarify his or her right to future benefits under the Plan (“Claimant”) may submit his application for benefits (“Claim”) to the Committee (or to such other person or persons as may be designated by the Committee) in writing in such form as is provided or approved by the Committee.
(b)    When a Claim has been filed properly, it shall be evaluated and the Claimant shall be notified of the approval or the denial of the Claim within 90 days after the receipt of such Claim. A Claimant shall be given a written notice in which the Claimant shall be advised as to whether the Claim is granted or denied, in whole or in part. If a Claim is denied, in whole or in part, the notice shall contain (i) the specific reasons for the denial, (ii) references to pertinent provisions of this Plan on which the denial is based, (iii) a description of any additional material or information necessary to perfect the Claim and an explanation of why such material or information is necessary, and (iv) the Claimant’s right to seek review of the denial.
8.02    Review of Claim Denial. If a Claim is denied, in whole or in part, or if a Claim is neither approved nor denied within the 90-day period specified Section 8.01(b), the Claimant shall have the right, within 60 days after receipt of such denial (or after such claim to deemed denied), (i) request that the Committee (or such other person or persons as shall be designated in writing by the Committee) review the denial or the failure to approve or deny the Claim, (ii) review pertinent documents, and (iii) submit issues and comments in writing. Within 60 days after a such request is received, the Committee shall complete its review and give the Claimant written notice of its decision. The Committee shall include in its notice to Claimant the specific reasons for its decision and references to provisions of this Plan on which its decision is based. A Claimant shall have no right to seek review of a denial or benefits, or to bring any action in any court to enforce a Claim, before to his filing a Claim and exhausting his rights to review under Sections 8.01 and 8.02. No legal action for benefits under this Plan may be brought unless the action is commenced within one year from the date of the final decision on appeal has been made. If a Claimant or other interested person challenges a decision, a review by the court of law will be limited to the facts, evidence and issues presented during the claims procedure set forth above. Facts and evidence that become known to the Claimant or other interested person after having exhausted the claims procedure must be brought to the attention of the Committee for reconsideration of the claims determination. Issues not raised with the Committee will be deemed waived. Any action, suit or proceeding brought by a Claimant with respect to, or to enforce the terms of, this Plan shall be brought exclusively in the courts of the State of Illinois located in Lake County, Illinois or in the courts of the United States of America for the Northern District of Illinois.
ARTICLE IX     Release; No Mitigation; No Duplication of Benefits
9.01    Release Required. Any and all amounts payable and benefits or additional rights provided pursuant to this Plan other than the Accrued Obligations and amounts provided under Section 4.01(b) or Section 5.02(b) shall only be payable if the Participant (or Participant’s beneficiary in the event of Participant’s death) timely delivers to the Employer and does not revoke a general waiver and release of claims in favor of the Company and related parties (“Company Parties”) in such form and with such terms and conditions as are reasonably acceptable to the Company, and the revocation period related to such general waiver and release has expired. Such general waiver and release shall be executed and delivered (and the revocation period related thereto, if any, shall have lapsed without revocation having been made) within sixty (60) days following the Termination Date.
9.02    No Mitigation. No Participant shall have any duty to mitigate the amounts payable under this Plan by seeking or accepting new employment or self-employment following termination. Except as specifically otherwise provided in this Plan, all amounts payable pursuant to this Plan shall be paid without reduction regardless of any amounts of salary, compensation or other amounts that may be paid or payable to the Participant as the result of the Participant’s employment by another employer or self-employment.
9.03    No Duplication of Benefits / Rehire. Subject to Section 10.11(f), to the extent that a Participant shall have received severance payments or other severance benefits under any other Plan or agreement of the Company or an Employer before receiving severance payments or other severance benefits pursuant to Article

IV or Article V, the severance payments or other severance benefits under such other Plan or agreement shall reduce (but not below zero) the corresponding severance payments or other severance benefits to which such Participant shall be entitled under Article IV or Article V. Notwithstanding the foregoing, if a Participant is rehired by the Company, any Affiliate, or any successor to all or a portion of the business of the Company or Affiliate, then any remaining severance payments and other severance benefits hereunder shall be discontinued upon such rehire.
To the extent that a Participant accepts payments made pursuant to Article IV or Article V, he shall be deemed to have waived his right to receive a corresponding amount of future severance payments or other severance benefits under any other Plan or agreement of the Company. Payments and benefits provided under the Plan shall be in lieu of any termination or severance payments or benefits for which the Participant may be eligible under any of the Plans or Policy of the Company or an Affiliate or under the Worker Adjustment Retraining Notification Act of 1988 or any similar statute or regulation.
ARTICLE X
Miscellaneous
10.01    Participant Information. Each Participant shall notify the Committee of his home address and each change of home address. Each Participant shall also furnish the Committee with any other information and data that the Committee considers necessary for the proper administration of the Plan. The information provided by the Participant under this Section shall be binding on the Participant, his dependents and any beneficiary for all purposes of the Plan and the Committee shall be entitled to rely on any representations regarding personal facts made by a Participant, his dependents or beneficiary, unless such representations are known to be false.
10.02    Electronic Media. Under procedures authorized or approved by the Committee, any form for any notice, election, designation, or similar communication required or permitted to be given to or received from a Participant under this Plan may be communicated or made available to the Company or Participant in an electronic medium (including computer network, e-mail or voice response system) and any such communication to or from a Participant or Beneficiary through such electronic media shall be fully effective under this Plan for such purposes as such procedures shall prescribe. Any record of such communication retrieved from such electronic medium under its normal storage and retrieval parameters shall be effective as a fully authentic executed writing for all purposes of this Plan absent manifest error in the storage or retrieval process.
10.03    Notices. All notices and other communications under this Plan shall be in writing and delivered by hand, by nationally recognized delivery service that promises overnight delivery, or by first-class registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
If to Participant, at his most recent home address on file with the Company.
If to the Company or any other Employer,
Walgreens Boots Alliance, Inc.
108 Wilmot Road
Deerfield, Illinois 60015
Attn.: General Counsel
or to such other address as either party shall have furnished to the other in writing. Notice and communications shall be effective the day of receipt if delivered by hand or electronically, the second business day after deposit with an overnight delivery service if so deposited, or the fifth business day after mailing in the case of first class registered or certified mail.
10.04    No Employment Contract. The existence of this Plan shall not confer any legal or other rights upon any Participant to employment or continuation of employment. Employees are employees at will. The Company and each Employer reserve the right to terminate any Participant with or without cause at any time, notwithstanding the provisions of this Plan.

10.05    Headings. The headings in this Plan are for convenience of reference and shall not be given substantive effect.
10.06    Construction. Any masculine pronoun shall also mean the corresponding female or neuter pronoun, as the context requires. The singular and plural forms of any term used in this Plan shall be interchangeable, as the context requires.
10.07    Joint and Several Liability. In the event that any Employer incurs any obligation to a Participant pursuant to this Plan, such Employer, the Company and each Affiliate, if any, of which such Employer is a subsidiary shall be jointly and severally liable with such Employer for such obligation.
10.08    Successors. This Plan shall inure to the benefit of and be binding upon the Company, each Employer and their respective successors and assigns. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of any Employer to assume expressly and agree to comply with this Plan in the same manner and to the same extent that the Employer would be required to comply with it if no such succession had taken place. Failure to require such assumption will be a material breach of this Plan. Any successor to the business or assets of any Employer that assumes or agrees to perform this Plan by operation of law, contract, or otherwise shall be jointly and severally liable with the Employer under this Plan as if such successor were the Employer.
10.09    Payments to Beneficiary. If a Participant dies after becoming entitled to payments under Section 4.01 or 5.02 but before receiving all amounts to which he is entitled under this Plan, then, subject to Section 9.01, such remaining amounts shall be paid in a lump sum to one or more beneficiaries designated in writing by the Participant for the purposes of this Plan and received by the Committee before the Participant’s death, which the Participant may change from time to time in the manner without the consent of any previously designated beneficiary, or if none is so designated, to the Participant’s estate.
10.10    Non-Alienation of Benefits. Benefits payable under this Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, either voluntary or involuntary, before actually being received by the Participant, and any such attempt to dispose of any right to benefits payable under this Plan shall be void.
10.11    Tax Matters.
(a)    An Employer may withhold from any amounts payable under this Plan or from any other amount due a Participant any federal, state, local and other income, employment and other taxes that are required to be withheld pursuant to any applicable law or regulation.
(b)    The intent of the Employers is that payments and benefits under this Plan are exempt from or comply with Section 409A of the Code and, accordingly, to the maximum extent permitted, this Plan shall be interpreted in accordance with that intent. To the extent that any provision hereof is modified in order to comply with Section 409A of the Code, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Participant and the Employer of the applicable provision without violating the provisions of Section 409A of the Code. In no event whatsoever shall the Company or any Employer be liable for any additional tax, interest or penalty that may be imposed on a Participant or Employee by Section 409A of the Code or damages for failing to comply with Section 409A of the Code.
(c)    If a Participant is deemed on the Termination Date to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code, then with regard to any payment or the provision of any benefit that is considered “nonqualified deferred compensation” under Section 409A of the Code payable on account of a “separation from service,” to the extent required by Section 409A of the Code, such payment or benefit shall not be made or provided until the date which is the earlier of (i) the day after the expiration of the six (6)-month period measured from the date of such “separation from service” of the Employee, and (ii) the date of the Employee’s death. Upon the expiration of the six-month delay period, all payments and benefits delayed pursuant to this provision (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Employee in a lump sum without interest, and all remaining payments and benefits due under this Plan shall be paid or provided in accordance with the normal payment dates specified for them herein.
(d)    To the extent that reimbursements or other in-kind benefits under this Plan constitute “nonqualified deferred compensation” for purposes of Section 409A of the Code, (A) all expenses or other reimbursements hereunder shall be made on before to the last day of the taxable year following the taxable year in which such expenses were incurred by the Participant, (B) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.
(e)    For purposes of Section 409A of the Code, the Participant’s right to receive installment payments pursuant to this Plan shall be treated as a right to receive a series of separate and distinct payments. Whenever this Plan specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Employer; provided that if the timing of the payment is contingent on the lapse or expiration of the revocation period for the release required under Section 9.01 and such revocation period could, as of the Termination Date, lapse either in the same year as the Termination Date or in the following year, the actual date of payment within the specified period shall be in such following year.
(f)    Notwithstanding any other provision of this Plan to the contrary, in no event shall any payment or benefit under this Plan that constitutes “nonqualified deferred compensation” for purposes of Section 409A of the Code be subject to offset by any other amount unless such offset would not trigger additional taxes and penalties under Section 409A of the Code.
10.12    Clawback Policy. Notwithstanding anything to the contrary herein, all compensation paid to a Participant shall be subject to forfeiture, recovery by Company or other action pursuant to any clawback or recoupment policy which the Company may adopt from time to time, including any policy adopted and maintained to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder, or as otherwise required by applicable law.
10.13    Governing Law. The provisions of this Plan shall be governed, construed and administered in accordance with the laws of the State of Illinois, other than its laws respecting choice of law, except to the extent preempted by federal law.
10.14    Severability. If any one or more Articles, Sections or other portions of this Plan are declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate any Article, Section or other portion not so declared to be unlawful or invalid; provided that if the release required under Section 9.01 is declared to be unlawful or unenforceable, then no payments shall be made the payment of which is subject to such release, and the Participant shall forthwith restore to the Employer any payments previously made that were subject to such release. Any Article, Section or other portion so declared to be unlawful or invalid shall be construed so as to effectuate the terms of such article, section or other portion to the fullest extent possible while remaining lawful and valid.